PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806 Dated June 14, 2012
Royal Bank of Canada Trigger Phoenix Autocallable Optimization Securities $2,330,750 Securities Linked to the Market Vectors Oil Services ETF, due on June 19, 2013
Investment Description
Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the shares of the Market Vectors Oil Services ETF (the “underlying equity”).  Royal Bank of Canada will pay a quarterly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for that quarter.  Royal Bank of Canada will automatically call the Securities early if the closing price of the underlying equity on any Observation Date is equal to or greater than the starting price. If the Securities are called, Royal Bank of Canada will pay you the principal amount of your Securities plus the contingent coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the ending price of the underlying equity is equal to or greater than the trigger price (which is the same price as the coupon barrier), Royal Bank of Canada will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter. If the ending price of the underlying equity is less than the trigger price, Royal Bank of Canada will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying equity over the term of the Securities, and you may lose up to 100% of your initial investment.

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada. If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates
❑    Contingent Coupon — Royal Bank of Canada will pay a quarterly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the quarter.

❑    Automatically Callable — Royal Bank of Canada will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that quarter if the closing price of the underlying equity on any quarterly Observation Date is greater than or equal to the starting price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑    Contingent Repayment of Principal at Maturity— If by maturity the Securities have not been called and the price of the underlying equity does not close below the trigger price on the final Observation Date, Royal Bank of Canada will repay your principal amount per Security at maturity. If the price of the underlying equity closes below the trigger price on the final Observation Date, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final Observation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date                                                                           June 14, 2012
Settlement Date                                                                June 19, 2012
Observation Dates1                                                      Quarterly (see page 4)
Final Observation Date1                                             June 13, 2013
Maturity Date1                                                                    June 19, 2013
1          Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no.
        UBS-TPAOS-1.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-TPAOS-1 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Securities Offerings
This pricing supplement relates to the Trigger Phoenix Autocallable Optimization Securities we are offering linked to the Market Vectors Oil Services ETF.  The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Contingent Coupon Rate	Starting Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
Shares of the Market Vectors Oil Services ETF (OIH)	13.30% per annum	$35.28	$24.70, which is 70% of the starting price	$24.70, which is 70% of the starting price	78008D406	US78008D4060
See “Additional Information about Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TPAOS-1.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Shares of the Market Vectors Oil Services ETF	$2,330,750.00	$10.00	$34.961.25	$0.15	$2,295,788.75	$9.85
(1) The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-18 of the accompanying product prospectus supplement no. UBS-TPAOS-1.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.15 per $10 principal amount of the Securities.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-1, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911001128/s41110424b5.htm

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦    You believe the closing price of the underlying equity will be equal to or greater than the coupon barrier on the specified Observation Dates (including the final Observation Date).

♦    You are willing to make an investment whose return is limited to the applicable contingent coupon payments, regardless of any potential appreciation of the underlying equity, which could be significant.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦    You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Securities.

♦    You are willing to invest in the Securities based on the contingent coupon rate for the Securities, as specified on the cover of this pricing supplement.

♦    You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the underlying equity.

♦    You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of 12 months.

♦    You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

    The Securities may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You require an investment designed to provide a full return of principal at maturity.

♦    You are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦    You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the coupon barrier on the specified Observation Dates and below the trigger price on the final Observation Date.

♦    You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦    You are unwilling to invest in the Securities based on the contingent coupon rate for the Securities, as specified on the cover of this pricing supplement.

♦    You seek guaranteed current income from this investment or prefer to receive the dividends paid on the underlying equity.

♦    You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 12 months, or you seek an investment for which there will be an active secondary market for the Securities.

♦    You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-1 for risks related to an investment in the Securities.

Final Terms of the Securities1
Issuer:	Royal Bank of Canada
Principal Amount per Security:	$10.00 per Security
Term:	12 months unless earlier called
Underlying Equity:	The shares of the Market Vectors Oil Services ETF (Bloomberg symbol: OIH)
Contingent Coupon:
If the closing price of the underlying equity is equal to or greater than the coupon barrier on any Observation Date, Royal Bank of Canada will pay you the contingent coupon applicable to that Observation Date.

If the closing price of the underlying equity is less than the coupon barrier on any Observation Date, the contingent coupon applicable to that Observation Date will not accrue or be payable and Royal Bank of Canada will not make any payment to you on the relevant coupon payment date.

The contingent coupon will be a fixed amount based upon equal quarterly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth each Observation Date, each contingent coupon payment date and the contingent coupon for the Securities. The table reflects the contingent coupon rate of 13.30% per annum for the Securities.

Observation Dates	Contingent Coupon Payment Date	Market Vectors Oil Services ETF

September 14, 2012,	September 18, 2012	$0.3325

December 14, 2012	December 18, 2012	$0.3325

March 14, 2013	March 18, 2012	$0.3325

June 13, 2013	June 19, 2013	$0.3325
Each Contingent Coupon will be paid to the holders of record of the
Securities at the close of business on the date that is one business day prior to the applicable Contingent Coupon Payment Date.

Contingent coupon payments on the Securities are not guaranteed. Royal Bank of Canada will not pay you the contingent coupon for any Observation Date on which the closing price of the underlying equity is less than the coupon barrier.

Contingent Coupon Rate:	The contingent coupon rate is 13.30% per annum for the Securities.
Coupon Payment Dates:	Two business days following each Observation Date, except that the coupon payment date for the final Observation Date is the maturity date.
Automatic Call Feature:	The Securities will be called automatically if the closing price of the underlying equity on any Observation Date is equal to or greater than the starting price.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.

If the Securities are called on any Observation Date, Royal Bank of Canada will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature.  No further amounts will be owed to you under the Securities.

Payment at Maturity:
If the Securities are not called and the ending price is equal to or greater than the trigger price and the coupon barrier, Royal Bank of Canada will pay you a cash payment per Security on the maturity date equal to $10.00 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and the ending price is less than the trigger price, Royal Bank of Canada will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return, equal to:

$10.00 + ($10.00 × underlying return)

Underlying Return:	Ending Price – Starting Price Starting Price
Trigger Price:
$24.70, which is 70% of the starting price of the underlying equity, as specified on the cover page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Anti-dilution Adjustments” in the product prospectus supplement).

Coupon Barrier:
$24.70, which is 70% of the starting price of the underlying equity, as specified on the cover page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Anti-dilution Adjustments” in the product prospectus supplement).

Starting Price:	$35.28, which is the closing price of the underlying equity on the trade date.
Ending Price:	The closing price of the underlying equity on the final Observation Date.
Closing Price:
On any trading day, the last reported sale price of the underlying equity on the principal national securities exchange in the U.S. on which it is listed for trading, as determined by the calculation agent.

Investment Timeline
Trade Date:	The starting price of the underlying equity was observed and the trigger price and coupon barrier were determined. The contingent coupon rate was set.

Quarterly
If the closing price of the underlying equity is equal to or greater than the coupon barrier on any Observation Date, Royal Bank of Canada will pay you a contingent coupon payment on the applicable coupon payment date.

The Securities will be called if the closing price of the underlying equity on any Observation Date is equal to or greater than the starting price. If the Securities are called, Royal Bank of Canada will pay you a cash payment per Security equal to $10.00 plus the contingent coupon otherwise due on that date.

Maturity Date:
The ending price of the underlying equity is observed on the final Observation Date.

If the Securities have not been called and the ending price is equal to or greater than the trigger price (and the coupon barrier), Royal Bank of Canada will repay the principal amount equal to $10.00 per Security plus the contingent coupon otherwise due on the maturity date.

If the Securities have not been called and the ending price is less than the trigger price, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the underlying equity, for an amount equal to:

$10.00 + ($10.00 × underlying return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the underlying equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TPAOS-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Risk of Loss at Maturity — The Securities differ from ordinary debt securities in that Royal Bank of Canada will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, Royal Bank of Canada will repay you the principal amount of your Securities in cash only if the ending price of the underlying equity is greater than or equal to the trigger price, and will only make that payment at maturity.  If the Securities are not called and the ending price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

♦
The Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment, even if the price of the underlying equity is above the trigger price.

♦
You May Not Receive any Contingent Coupons — Royal Bank of Canada will not necessarily make periodic coupon payments on the Securities.  If the closing price of the underlying equity on an Observation Date is less than the coupon barrier, Royal Bank of Canada will not pay you the contingent coupon applicable to that Observation Date. If the closing price of the underlying equity is less than the coupon barrier on each of the Observation Dates, Royal Bank of Canada will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities. Accordingly, if we do not pay the contingent coupon on the maturity date, you will incur a loss of principal, because the ending price will be less than the trigger price.

♦
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the contingent coupon becomes payable prior to maturity or an automatic call.  Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Observation Dates after the applicable call settlement date. Since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the full downside performance of the underlying equity even though your potential return is limited to the contingent coupon rate. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity.

♦
The Contingent Coupon Rate Per Annum Payable on the Securities Will Reflect in Part the Volatility of the Underlying Equity, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying equity. The greater the volatility of the underlying equity, the more likely it is that the price of that equity could close below the trigger price on the final Observation Date. This risk will generally be reflected in a higher contingent coupon rate for the Securities than the rate payable on our conventional debt securities with a comparable term. However, while the contingent coupon rate was set on the trade date, the underlying equity’s volatility can change significantly over the term of the Securities, and may increase. The price of the underlying equity could fall sharply as of the final Observation Date, which could result in a significant loss of your principal.

♦
Reinvestment Risk — The Securities will be called automatically if the closing price of the underlying equity is equal to or greater than the starting price on any Observation Date. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦
An Investment in the Securities Is Subject to the Credit Risk of Royal Bank of Canada — The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party. Any payments to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment. On February 15, 2012, Moody’s Investors Service (“Moody’s”) announced that it was placing a group of global financial institutions, including Royal Bank of Canada, under review for a credit ratings downgrade. Moody’s announced that our long-term credit rating could be subject to a two notch downgrade.

♦
Single ETF Risk — The price of the underlying equity can rise or fall sharply due to factors specific to the Market Vectors US Listed Oil Services 25 Index, which is the index the underlying equity is designed to track (the “underlying index’’), such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the companies whose securities make up the components of the underlying index and underlying equity. We urge you to review the financial and other information regarding the underlying equity filed periodically with the SEC.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity — While the payment at maturity or upon an earlier automatic call for the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Royal Bank of Canada or our affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity if not previously called.

♦
No Assurance that the Investment View Implicit in the Securities Will Be Successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦
Owning the Securities is Not the Same as Owning the Underlying Equity — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity may have. Furthermore, the underlying equity may appreciate substantially during the term of the Securities, while your potential return will be limited to the contingent coupon payments.

♦
The Value of the Underlying Equity May Not Completely Track the Value of the Securities in which such Exchange Traded Fund Invests — Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the securities in which it invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

♦
Fluctuation of Net Asset Value — The net asset value (the ‘‘NAV’’) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

♦
Failure of the Underlying Equity to Track the Level of the Underlying Index — While the underlying equity is designed and intended to track the level of the underlying index, various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of its underlying index during the term of the Securities.

♦
The Underlying Equity Has a Limited Trading History — The underlying equity commenced trading on the NYSE Arca on December 21, 2011 and therefore has limited historical performance. Past performance should not be considered indicative of future performance.

♦
Risks Associated With Investments in Securities with Concentration in the Oil Services Industry May Adversely Impact the Return on the Securities — The securities held by the underlying equity are concentrated in the oil service industry. An investment in the securities linked to the performance of the underlying equity lacks diversification and does not have the benefit of other offsetting components which may increase when other components are decreasing. Accordingly, the underlying equity may be more volatile than a more diversified index fund or group of companies, and a decline in the value of stock prices of companies in the oil service industry, and in particular the stocks held by the underlying equity, would adversely affect the underlying equity’s performance, and consequently, the value of the Securities.

The underlying equity measures the performance of shares of oil service companies and not the price of oil specifically.  However, the stock prices of oil service companies are subject to wide fluctuations in response to a variety of factors, including the ability of the Organization of Petroleum Exporting Companies ("OPEC") to set and maintain production levels and pricing, the level of production in non-OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions. Price volatility of the stocks held by the underlying equity may adversely affect its price, and consequently, the value of the Securities.

♦
The Underlying Equity May Be Concentrated in a Limited Number of Securities — At any time, the underlying equity may invest a relatively high percentage of its assets in a small number of issuers.  As a result, the gains and losses on a limited number of holdings may have a greater impact on the underlying equity’s value, and may make the underlying equity more volatile than a more diversified fund.  The underlying equity may be particularly vulnerable to this risk, because the index that the underlying equity seeks to replicate is comprised of securities of a relatively limited number of companies. See “Market Vectors Oil Services ETF― Holdings Information” below.

♦
The Securities May be Subject to Non-U.S. Securities Markets Risk — The underlying equity holds certain securities that are listed on U.S. exchanges but that are issued by non-U.S. companies that trade in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of stocks issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. Stock prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
Lack of Liquidity — The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates —  RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the underlying equity that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the underlying equity, and therefore the market value of the Securities.

♦	Uncertain Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price —  Trading or transactions by Royal Bank of Canada or its affiliates in the underlying equity or the underlying index, or in futures, options, exchange-traded funds or other derivative products on the underlying equity or the underlying index may adversely affect the market value of the underlying equity, the closing price of the underlying equity, and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities —  In addition to the closing price of the underlying equity on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the underlying equity;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the underlying equity and the securities included in the underlying index;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the underlying equity that may or may not require an adjustment to the terms of the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Underlying Equity Is Limited — The calculation agent will make adjustments to the starting price, trigger price and coupon barrier for certain events affecting the shares of the underlying equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Hypothetical Examples
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the underlying equity relative to its starting price. Royal Bank of Canada cannot predict the ending price of the underlying equity. You should not take these examples as an indication or assurance of the expected performance of the underlying equity. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity or upon an automatic call per Security based on the following assumptions (actual starting price, trigger price and coupon barrier of the Securities are specified on the cover page of this pricing supplement):

Principal Amount:	$10.00
Term:	12 months
Hypothetical Starting Price*:	$100.00
Contingent Coupon Rate:	13.30% per annum (or 3.325% per quarter)
Contingent Coupon:	$0.3325 per quarter
Observation Dates:	Quarterly
Trigger Price:	$70.00 (which is 70% of the starting price)
Coupon Barrier:	$70.00 (which is 70% of the starting price)
* The hypothetical starting price of $100.00 used in these examples has been chosen for illustrative purposes only, and does not represent the actual starting price for the Underlying Equity, which is $35.28. For recent actual prices of the underlying equity, see “Information About the Underlying Equity,” beginning on page 11.

Scenario #1: Securities Are Called on the First Observation Date.
Date	Closing Price	Payment (per Security)
First Observation Date	$105.00 (at or above starting price)	$10.3325 (settlement amount)

	Total Payment:	$10.3325(3.325% return)
Since the Securities are called on the first Observation Date, Royal Bank of Canada will pay you on the call settlement date a total of $10.3325 per Security, reflecting your principal amount plus the applicable contingent coupon, for a 3.325% total return on the Securities.   No further amount will be owed to you under the Securities.

Scenario #2: Securities Are Called on the Third Observation Date.
Date	Closing Price	Payment (per Security)
First Observation Date	$90.00 (at or above coupon barrier; below starting price)	$0.3325 (contingent coupon)
Second Observation Date	$85.50 (at or above coupon barrier; below starting price)	$0.3325 (contingent coupon)
Third Observation Date	$105.00 (at or above starting price)	$10.3325 (settlement amount)

	Total Payment:	$10.9975 (9.975% return)
Since the Securities are called on the third Observation Date, Royal Bank of Canada will pay you on the call settlement date a total of $10.3325 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $0.665 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $10.9975 per Security, for a 9.975% total return on the Securities.  No further amount will be owed to you under the Securities.

Scenario #3: Securities Are NOT Called and the Ending Price of the Underlying Equity Is at or Above the Trigger Price.
Date	Closing Price	Payment (per Security)
First Observation Date	$90.00 (at or above coupon barrier; below starting price)	$0.3325 (contingent coupon)
Second Observation Date	$85.50 (at or above coupon barrier; below starting price)	$0.3325 (contingent coupon)
Third Observation Date	$81.50 (at or above coupon barrier; below starting price)	$0.3325 (contingent coupon)
Final Observation Date	$75.00 (at or above trigger price and coupon barrier; below starting price)	$10.3325 (Payment at Maturity)

	Total Payment:	$11.3300 (13.30% return)
At maturity, Royal Bank of Canada will pay you a total of $10.3325 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $0.9975 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $11.3300 per Security, for a 13.300% total return on the Securities.

Scenario #4: Securities Are NOT Called and the Ending Price of the Underlying Equity Is Below the Trigger Price
Date	Closing Price	Payment (per Security)
First Observation Date	$90.00 (at or above coupon barrier; below starting price)	$0.3325 (contingent coupon)
Second Observation Date	$85.50 (at or above coupon barrier; below starting price)	$0.3325 (contingent coupon)
Third Observation Date	$81.50 (at or above coupon barrier; below starting price)	$0.3325 (contingent coupon)
Final Observation Date	$60.00 (below trigger price and coupon barrier)	$10.00 + [$10.00 × underlying return] = $10.00 + [$10.00 × -40%] = $10.00 - $4.00 = $6.00 (Payment at Maturity)

	Total Payment:	$6.9975 (-30.025% return)
Since the Securities are not called and the ending price of the underlying equity is below the trigger price, Royal Bank of Canada will pay you at maturity $6.00 per Security.  When added to the contingent coupon payments of $0.9975 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you $6.9975 per Security, for a loss on the Securities of 30.025%.

The Securities differ from ordinary debt securities in that, among other features, Royal Bank of Canada is not necessarily obligated to repay the full amount of your initial investment.  If the Securities are not called on any Observation Date, you may lose some or all of your initial investment.  Specifically, if the Securities are not called and the ending price is less than the trigger price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of Royal Bank of Canada to satisfy its obligations when they come due. If Royal Bank of Canada is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences

The following, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a general description of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement no. UBS-TPAOS-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the underlying equity for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the contingent coupons is uncertain, we intend to take the position, and the following discussion assumes, that such contingent coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Securities are treated as described above, a U.S. holder should generally recognize short term capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any contingent coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Securities.

Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder (as defined in the product prospectus supplement).  Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2013 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

The Securities are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Securities to any such investor.

Canadian Federal Income Tax Consequences

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on a Security that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences - Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the underlying equity of the Security is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product prospectus supplement no. UBS-TPAOS-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information about the Underlying Equity
Included on the following pages is a brief description of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the Quarterly Intra-Day High and low closing prices for the underlying equity. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Investment Company Act of 1940, as amended (the “Investment Company Act”). Companies with securities registered under the Exchange Act and the Investment Company Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC Central Index Key number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently reviewed the accuracy or completeness of the information contained in outside sources.

Market Vectors Oil Services ETF
We have derived all information contained in this pricing supplement regarding the underlying equity including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Market Vectors ETF Trust and Van Eck Associates Corporation (“Van Eck”). The underlying equity is an investment portfolio of the Market Vectors ETF Trust, a registered investment company. Van Eck is the investment adviser to the Market Vectors Oil Services ETF. The underlying equity is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “OIH.”

The Market Vectors ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the Market Vectors Oil Services ETF. Information provided to or filed with the SEC by the underlying equity pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to the SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Market Vectors ETF Trust, Van Eck and the Market Vectors Oil Services ETF, please see the prospectus dated May 1, 2012. In addition, information about the Market Vectors ETF Trust, Van Eck and the underlying equity may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website. Information contained in the Van Eck website and these documents is not incorporated by reference in, and should not be considered a part of this pricing supplement.

Investment Objective

The underlying equity seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the Market Vectors US Listed Oil Services 25 Index. The Market Vectors US Listed Oil Services 25 Index (the “Oil Service Index”) is a rules based index intended to track the overall performance of 25 of the largest U.S. listed, publicly traded oil services companies. The Oil Service Index is comprised of common stocks and depositary receipts of U.S. exchange-listed companies in the oil services sector. These companies may include foreign companies that are listed on a U.S. exchange. Companies are considered to be in the oil services sector if they derive more than 50% of their revenues from oil services, which include oil equipment, oil services or oil drilling. Of the largest 50 stocks in the oil services sector by full market capitalization, the top 25 by free-float market capitalization (e.g., includes only shares that are readily available for trading in the market) and three month average daily trading volume, each as determined by the index sponsor, are included in the Oil Services Index.

Indexing Investment Approach

The Market Vectors Oil Services ETF utilizes a “passive” or indexing investment approach and attempts to approximate the investment performance of the Oil Service Index by investing in a portfolio of securities that generally replicate the Oil Service Index.  The underlying equity normally invests at least 80% of its total assets in securities that comprise the Oil Service Index.  It is possible that the underlying equity may not fully replicate the performance of the Oil Service Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

Holdings Information

The holding information for the underlying equity is updated on a daily basis. As of June 14, 2012, the underlying equity had a total of 26 total constituents. The following table summarizes the Market Vectors Oil Services ETF’s top 10 holdings in individual companies as of that date.

Top 10 Holdings in Individual Companies as of June 14, 2012

Company	Percentage of Total Holdings
Schlumberger Limited	21.22%
National Oilwell Varco, Inc.	9.93%
Halliburton Company	9.28%
Baker Hughes Incorporated	6.05%
Transocean Ltd.	4.82%
Seadrill Limited	4.67%
Cameron International Corporation	4.56%
FMC Technologies, Inc.	4.44%
Weatherford International Ltd.	4.24%
Noble Corporation	3.70%

The information above was compiled from the Van Eck website. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Market Vectors US Listed Oil Services 25 Index

We have derived all information contained in this pricing supplement regarding the Oil Service Index from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Market Vectors Index Solutions GmbH (the “index sponsor”). The Oil Service Index was developed by the index sponsor and is calculated, maintained and published by the index sponsor. The index sponsor has no obligation to continue to publish, and may discontinue the publication of, the Oil Service Index.

The Market Vectors US Listed Oil Services 25 Index tracks the performance of the largest and most liquid US-listed companies that generate at least 50% of their revenues from oil services. The index contains only companies that meet strict size and liquidity requirements and are engaged primarily in oil equipment, oil services or oil drilling. Of the largest 50 stocks in the oil services sector by full market capitalization, the top 25 by free-float market capitalization (e.g., includes only shares that are readily available for trading in the market) and three month average daily trading volume, each as determined by the index sponsor, are included in the Oil Services Index. Your return on the Securities is linked to the performance of the underlying equity and not the direct performance of the Oil Service Index.

Stocks of the Oil Services Index must have a market capitalization of at least $150 million on a rebalancing date to be eligible for the index. Stocks whose market capitalizations fall below $75 million as of any rebalancing date will no longer be eligible for the index. Stocks must have a three month average daily trading volume value of at least $1 million to be eligible for the index, and issuers of those stocks must have traded at least 250,000 shares each month over the last six months. Only shares that trade on a recognized U.S. exchange may qualify for inclusion.

The Oil Services Index is calculated using a capitalization weighting methodology, adjusted for float, which is modified so as to facilitate compliance with the diversification requirements of Subchapter M of the U.S. Internal Revenue Code. The Oil Services Index is rebalanced semi-annually, at the close of business on the third Friday in March and September, and companies are added and/or deleted based upon the index’s eligibilitiy criteria.  Companies with recent stock exchange listings (i.e., recent initial public offerings) may be added to the Oil Services Index on a semi-annual basis, provided the companies meet all eligibility criteria and have been trading for more than 30 trading days. The share weights of the index components are adjusted on a quarterly basis (every third Friday in a quarter-end month).

Rebalancing data, including constituent weights and related information, is publicly posted on a website prior to the start of trading on the first business day following the third Friday of the calendar quarter. A press announcement identifying additions and deletions to the index is issued on the Friday prior to a rebalancing date. Target weights of the constituents normally remain constant between quarters except in the event of certain types of corporate actions, including stock splits and reverse stock splits.

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for the underlying equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg.  The closing price of this underlying equity on June 14, 2012 was $35.28.  The historical performance of this underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra- Day Low	Quarterly Period-End Close
12/21/2011*	12/31/2011	$38.98	$37.25	$38.28
1/1/2012	3/31/2012	$45.14	$38.54	$40.62
4/1/2012	6/14/2012**	$41.73	$33.57	$35.28

* The underlying equity began trading publicly on December 21, 2011. As a result, there is limited trading information available for the fourth quarter of 2011, and no trading information prior to that time. This limited historical performance of the underlying equity is not necessarily indicative of its future performance.

** As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 1, 2012 through June 14, 2012.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of the shares of the underlying equity from December 21, 2011* to June 14, 2012, based on the starting price of $35.28, which was the closing price of the underlying equity on June 14, 2012. The dotted line represents the coupon barrier and trigger price of $24.70, which is equal to 70% of the starting price.

* The underlying equity began trading publicly on December 21, 2011. As a result, there is limited trading information available for the fourth quarter of 2011, and no trading information prior to that time. This limited historical performance of the underlying equity is not necessarily indicative of its future performance.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of information obtained from Bloomberg Financial Markets.
Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-18 of the accompanying product prospectus supplement no. UBS-TPAOS-1.

Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011 under the caption “General Terms of Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.

Validity of the Securities
In the opinion of Norton Rose Canada LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the Securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.